EXHIBIT 14.1




                                VALUES IN ACTION






                       Code of Business Conduct and Ethics

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


                             NON-RETALIATION POLICY

     Each Pioneer director, officer and employee has an obligation to report possible violations of this Code so that the conduct can be considered and Pioneer can be assured the conduct complies with its culture of integrity.

     The Company will not take any adverse action against any person for providing truthful information relating to a violation of law or Company policy. The Company will not tolerate any retaliation against persons asking questions or making good faith reports of possible violations of this Code. Any employee who retaliates or attempts to retaliate will be disciplined. Any person who believes he or she has been retaliated against should immediately contact one of the persons listed in the "Getting Help" section of this Code or the Compliance Line at the number listed below.

Pioneer Natural Resources Compliance Line
               In the U.S.                     1-800-750-4972
               Outside the U.S.                +1-704-973-0365 (call collect)

The Compliance Line is available 24 hours a day, 7 days a week.

No one making a report to the Compliance Line will be required to provide their name or other identifying information, and no caller I.D. or recording devices will be used.

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                                Table of Contents

Who is Covered by this Code....................................................5
Getting Help...................................................................5
Introduction...................................................................6
   Disclosures and Approvals...................................................7
   Waivers of this Code........................................................7
The Places We Work.............................................................8
   Safety......................................................................8
   Toxic Substances............................................................9
   Discrimination..............................................................9
   Harassment..................................................................9
   Prohibited Substances.......................................................9
   Workplace Violence.........................................................10
   Firearms and Weapons.......................................................10
Our Relationship to Pioneer...................................................11
   Conflicts of Interest......................................................11
   Outside Activities.........................................................11
      Employment..............................................................11
      Service on Other Boards.................................................11
      Industry Activities.....................................................12
   Investments................................................................12
   Loans......................................................................12
   Accepting Gifts and Entertainment..........................................12
   Corporate Opportunities....................................................13
   Confidentiality of Pioneer Information.....................................15
   Protection of Company Assets...............................................15
   Records Creation...........................................................15
   Records Management.........................................................16
   Cooperation with Company Investigations....................................16
   Cooperation with Auditors..................................................16
Pioneer's Relationship to Others..............................................17
   The Environment............................................................17
   Public and Securities Markets..............................................17
      Insider Trading.........................................................17
      Authorized Public Disclosure............................................18
      Unauthorized Corporate Communications...................................18
   Fair Dealing...............................................................18
   Competitors and the Oil and Gas Market.....................................18
   Commercial Kickbacks.......................................................19
   Trade Secrets of Others....................................................19

                                                                               3
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   Intellectual Property of Others............................................19
   U.S. Government and Elected Officials......................................20
      Political Contributions.................................................20
   Foreign Governments and Elected Officials..................................21
      Bribery of Government Officials.........................................21
      Export Controls.........................................................22
      U.S. Anti-boycott Law...................................................22
      U.S. Sanctions / Prohibited Parties.....................................23
   Cooperation in Government Investigations...................................23



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                           Index to Quick Study Tables

 The Places We Work..................................................... Page 10

 Our Relationship to Pioneer.....................................Pages 14 and 17

 Pioneer's Relationship to Others................................Pages 20 and 24
================================================================================

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                           Who is Covered by this Code

This Code of Business Conduct and Ethics (this "Code") applies to all Pioneer employees, officers and directors and all contractors working at Pioneer facilities or on behalf of Pioneer. Unless stated otherwise or the context otherwise requires, when the term "employee" is used in this Code, it includes all employees (including temporary employees and interns), officers and directors and all contractors working at Pioneer facilities or on behalf of Pioneer. When used in this Code, "Pioneer" or the "Company" means Pioneer Natural Resources Company and its subsidiaries and affiliates.

                                  Getting Help

Our high ethical expectations and those of our stockholders require that Pioneer employees work together to comply with this Code. All Pioneer employees have a responsibility to read and understand this Code and report any action or occurrence that does not meet the expectations of this Code.

This Code may not answer all of your questions. Or you may, during your employment or interaction with Pioneer, encounter a situation not addressed by this Code. You may also face a situation that makes you wonder if you or someone else has a conflict of interest and can not act solely in Pioneer's best interest.

It is your responsibility to read and become familiar with the contents of this Code and to recognize and comply with the policies, rules and guidelines contained in it. You are also responsible for seeking out answers about the application of this Code. Pioneer is serious about the expectations set out in this Code; therefore, a lack of understanding the Code will not be an excuse for violating it.

There are several ways to ask questions or to report a concern related to this Code. Use the method you are most comfortable with, but let someone in the list below know. And if that person does not respond in a way that satisfies you, let someone else on the list know.

*  Talk to your supervisor or another supervisor.

*  Talk to someone in the Human Resources Department.

* Talk to the Company's Chief Compliance Officer or someone in the Legal Department by calling the corporate headquarters office at +1-972-444-9001 or 1-800-242-2607.

* Talk to someone in the Global Security Department by calling the corporate headquarters office at +1-972-444-9001 or 1-800-242-2607.

*  Contact the Compliance Line

   o  In the U.S.:       1-800-750-4972

   o  Outside the U.S.:  +1-704-973-0365 (call collect)

The Compliance Line is available 24 hours a day, 7 days a week. No one making a report to the Compliance Line will be required to provide their name or other identifying information, and no caller I.D. or recording devices will be used.

A means for interested parties to contact the Board of Directors directly (including the Lead Director) has been established and is published on the Company's website at www.pxd.com.
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

                                  Introduction

Pioneer's longstanding policy is to comply with the letter and spirit of the laws that govern the Company's business. Pioneer's commitment to honest and ethical conduct extends beyond compliance with all laws and regulations. Pioneer expects each employee to also act with integrity in everything he or she does. Thus, Pioneer requires all employees to comply with the standards set forth in this Code.

Pioneer cares about how business results are obtained, not just that they are obtained. Pioneer will support any employee who passes up an opportunity or advantage that would sacrifice our ethical standards.

In assessing whether an opportunity or advantage would risk sacrificing those standards, Pioneer employees should consider the following:

* Do I have enough information to adequately assess the possible benefits or risks of the opportunity or advantage? Have I provided all of the pertinent information that Pioneer's decision makers will need to evaluate whether or not Pioneer can ethically and legally approve this opportunity or advantage?

*  Would taking the opportunity or advantage:

   o  violate the letter or spirit of any applicable law or regulation?

   o create a conflict between my personal interests and the interests of the Company, or otherwise violate the letter or spirit of this Code?

   o cause any individual or the Company to fail to meet any of his, her or its commitments?

   o  be consistent with my personal principles?

*  Would I feel uncomfortable:

   o  telling my family about my decision or action?

   o  telling a government investigator or a jury about my decision or action?

   o seeing my photograph in my local newspaper next to a report about my decision or action?

Pioneer employees who have any uncertainty about whether taking any action would violate our ethical standards should discuss the matter with their supervisor (or in the case of directors, with fellow directors) or seek advice from those listed in the "Getting Help" section of this Code.

As part of Pioneer's commitment to maintaining the highest standards of conduct, each Pioneer employee has an obligation to report possible violations of this Code so that the conduct can be examined and Pioneer can be assured the conduct complies with its culture of integrity.

In addition, directors, officers and supervisors of other employees are responsible for

*  setting the proper tone through their own conduct, and

* ensuring those who report to them understand the laws and policies that apply to their jobs and have taken necessary training on relevant compliance matters.

In particular, directors, officers and supervisors have a special duty of candor in these areas; attempts by them to conceal information from other members of higher management might be seen
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

by subordinates or others as a signal that Pioneer's policies and rules can be disregarded when inconvenient.

In selecting contractors, Pioneer will take into account the ability and willingness of contractor candidates to comply with this Code. In selecting vendors, Pioneer will take into account the vendor candidate's commitment not to place Pioneer employees in situations that would cause them to violate this Code.

Violations of this Code or other Pioneer policies will subject the violating employee to discipline, which may include, without limitation, a warning, suspension with or without pay and termination of employment.


================================================================================
                                   Please Note

* This Code does not set out every one of Pioneer's policies, nor all the details of policies related to the topics described. If this Code conflicts with another Pioneer policy, you should seek clarification and direction from your supervisor.

* Pioneer policies can be created or changed at any time, and Pioneer can interpret its policies in its discretion. Pioneer requires its employees to understand all the details of those policies and to comply with any new or changed policies as they are communicated.

* For employees working in foreign jurisdictions, if complying with this Code would violate local law, those employees must follow local law. If local custom or policy conflicts with this Code, Pioneer expects this Code to be followed, even if the price is the loss of business for Pioneer.
================================================================================

Disclosures and Approvals

The forms for use in making the disclosures and obtaining the approvals required by this Code are available on the Pioneer portal or from the Chief Compliance Officer. Unless otherwise specified, whenever this Code requires the approval of any relationship, investment, action or event, approval must be obtained in advance from a member of the Pioneer Management Committee, if sought by an employee other than a director or member of the Management Committee; from the CEO, if sought by another member of the Management Committee; or from the Board of Directors or its authorized committee, if sought by the CEO or a director.

To the extent that any relationship, investment, action or event was disclosed or approved pursuant to a prior code of conduct of the Company, it need not be disclosed or approved again following the adoption of this Code. Relationships, investments, actions or events existing or pending at the time that this Code is adopted that were not required to be disclosed or approved under a prior code of conduct but are required to be disclosed or approved under this Code shall be disclosed as soon as practicable, although approval shall not be required.

Waivers of this Code

Waivers of this Code are disfavored and will not be granted to executive officers or directors. Waivers of this Code for other employees will only be granted when exceptional circumstances apply. As a case may dictate, a waiver may be accompanied by additional requirements or controls put in place to protect Pioneer's interests.
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

It is recognized that there will be questions about the application of this Code to specific situations and requests for the approvals permitted under this Code. In determining that the Code is not applicable or by granting a permitted approval, the Company is not waiving the provisions of this Code. Additionally, it shall not constitute a violation of this Code if a director or executive officer of the Company makes a disclosure or requests an approval required under this Code after the occurrence of the related investment, action or event, so long as (i) the executive officer or director timely discloses the investment, action or event, (ii) the investment, action or event does not otherwise constitute a violation of this Code or require a waiver of this Code and (iii) if approval is required, the investment, action or event is approved (or ratified) in accordance with this Code.

In certain instances this Code speaks to the need for employees to comply with other Company policies and procedures, either generally or specifically. In doing so, it is not intended that a violation or waiver of another Company policy will constitute a violation or waiver of this Code. Rather, such matters will be addressed under the specific terms of those policies and procedures and the Company's disciplinary procedures.

To ensure that waivers of this Code will be considered at the highest levels of the Company, only the Pioneer Management Committee is authorized to grant waivers permitted by this Code.

For employees other than executive officers and directors, requests for waivers along with any supporting documentation should be submitted in writing to the Pioneer Management Committee member to whom the employee ultimately reports with copies to the Chief Compliance Officer and the General Counsel. A Pioneer Management Committee member receiving a request for a waiver will distribute a copy of the request and supporting material to the full Committee.

Any waiver will be disclosed to the extent and in the manner required by applicable law and regulation.

                               The Places We Work
Safety

Pioneer's goal is to conduct its operations in a manner that protects the safety of employees, others involved in its operations and the public. Accident prevention is everyone's job and Pioneer employees each have a responsibility not to endanger themselves or others. Pioneer employees must learn the safety procedures relevant to their jobs and not begin or continue with any work activity that is contrary to those procedures. Any Pioneer employee uncertain of the safety procedures relevant to an operation must seek out a supervisor and be trained in those procedures before beginning the operation. In addition, Pioneer employees must use safety equipment as required by law, regulation and Pioneer procedures, manuals, handbooks and guidelines.

Pioneer employees are expected to correct or report safety hazards as required by law, regulation and Pioneer procedures, and to report all workplace accidents no matter how minor. Supervisors are responsible for ensuring that Pioneer complies with workplace accident reporting regulations.

Pioneer employees must learn emergency procedures for accidents and natural disasters at their work sites. Supervisors are expected to ensure the employees who report to them are aware of these emergency procedures.

In order to promote safety at Pioneer facilities, the Company reserves the right to conduct searches on its property and to authorize searches by law enforcement on its property, in either case with or without employees being present. As circumstances warrant and as is consistent with applicable law,
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

any person or vehicle entering a Pioneer facility is subject to search for weapons, alcohol, drugs or any other prohibited items or substances.

Toxic Substances

Because an accident could have serious consequences, Pioneer employees must pay special attention to safety and legal requirements for the storage, use and disposal of toxic substances. Pioneer recognizes that the misuse of toxic substances could have a substantial adverse effect on its employees, people living or working near a Pioneer facility and the environment, and Pioneer is committed to safe practices with regard to toxic substances.

Discrimination

Pioneer provides equal employment opportunity to each individual qualified to perform the Company's job requirements, regardless of the individual's race, color, sex, religion, national origin, age, disability, pregnancy, veteran or marital status or status in any other group protected by law. Pioneer recognizes that its greatest assets are its employees and that the proper utilization, development and protection of Pioneer's human resources are the keys to continued success. Pioneer will not tolerate illegal discrimination in hiring, work assignments, promotion, compensation or any other aspect of the employment relationship.

Consistent with this Code and legal requirements, Pioneer will make reasonable accommodations to the known limitations of qualified employees or applicants with disabilities, unless doing so would create undue hardship on the operation of the business or cause a threat to the safety of co-workers or others.

Harassment

Harassment or intimidation on any basis, including race, gender or disability, is unacceptable at any Pioneer workplace or Company-sponsored event and will not be tolerated. Pioneer expects each employee to contribute to a workplace that encourages respect for the contribution of co-workers to Pioneer's operations and that is free of derogatory or discriminatory materials, statements or remarks. The Company will not tolerate harassing, intimidating, offensive or hostile comments or behavior based on a co-worker's (or anyone else's) race, color, sex, religion, national origin, citizenship, age, disability, pregnancy, veteran or marital status or status in any other group protected by law. Pioneer also will not tolerate situations in which an employee must submit to inappropriate conduct of this type to obtain or maintain employment, compensation or promotion.

================================================================================
Supervisors and managers have a particular responsibility to maintain a workplace free from discrimination and harassment and to promptly identify and resolve any such issues.
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Prohibited Substances

No one may use, possess, manufacture, distribute, dispense, conceal, receive, transport or be under the influence of alcoholic beverages, controlled substances, illegal drugs, drug paraphernalia or prescription drugs prescribed for another during working hours, or at any time at a Pioneer facility, in Company vehicles, while on Company business or, except as described below, at Company-sponsored functions. In addition, Pioneer may restrict the work activity or presence at a Pioneer facility of anyone taking a properly prescribed drug that produces
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

hazardous or unsafe effects, or affects an individual's job performance or safety. Employees should inform their supervisor if they are taking any medication that may produce these effects.

It is recognized that on occasion Pioneer may serve alcoholic beverages in connection with a Company-sponsored function. In those situations, employees are expected to exercise good judgment and moderation in their personal consumption.

To the extent consistent with applicable law, Pioneer employees may also be required to submit to testing to determine the presence of illegal or unauthorized substances.

Workplace Violence

Pioneer will not tolerate threats or acts of violent behavior against co-workers, vendors, customers or others while conducting Company business or at Company-sponsored functions, in or out of the workplace, on or off the clock. Any Pioneer employee who becomes aware of a threat or act of violent behavior (including by a third party) that has affected or may affect a Pioneer facility or the people at or near the facility, should immediately notify his or her supervisor of the details of the act or threat. Supervisors who receive such a notification should immediately notify Pioneer's Global Security Department. Nothing in this Code prevents or discourages a report being made directly to any regulatory body or law enforcement agency.

Firearms and Weapons

Only authorized persons are permitted to possess (on their person or in a locker or Company or personal vehicle) firearms or weapons on Company premises or while on Company business. No Pioneer employee may possess (on their person or in a locker or Company or personal vehicle) firearms, weapons, explosives or other dangerous items or substances of any kind on Company premises or while on Company business, unless approved.

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                                   Quick Study

*  Learn the safety and emergency procedures relevant to your job and workplace.

* Do not begin or continue with work activity that is contrary to those procedures. If you are unsure whether a work activity complies with these procedures, stop and ask.

* Pay special attention to safety and legal requirements for the storage, use and disposal of toxic substances.

* Illegal discrimination in hiring, work assignments, promotion, compensation or any other aspect of the employment relationship is unacceptable.

* Do not harass or intimidate anyone on any basis at any Pioneer workplace or Company-sponsored event.

* Do not use, possess, manufacture, distribute, dispense, conceal, receive, transport or be under the influence of alcoholic beverages, controlled substances, illegal drugs, drug paraphernalia or prescription drugs prescribed for another during working hours, or at any time at a Pioneer facility, in Company vehicles, while on Company business or at Company-sponsored functions (although moderate consumption of alcohol served at Company-sponsored functions is permitted).

* Notify your supervisor of any threat of violent behavior, or an act of violent behavior, that has affected or may affect a Pioneer facility or the people at or near the facility.

* Do not possess (on your person or in a locker or Company or personal vehicle) firearms, weapons, explosives or other dangerous items or substances of any kind on Company premises or while on Company business unless approved to do so.
================================================================================
                                                                              10
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                           Our Relationship to Pioneer

Pioneer employees have been entrusted with the success of the Company. This trust requires care in the way we act towards the Company, its assets and its business.

Conflicts of Interest

Pioneer employees shall avoid any conflict between their personal interests and the interests of the Company, and may not have any outside interest, investment or business relationship that dilutes their loyalty to the Company. A "conflict of interest" is any situation that prohibits an employee from working solely in Pioneer's best interests. It is not feasible to identify every activity that might give rise to a conflict of interest. The most common conflicts of interest occur in the areas of outside activities, investments, loans, gifts and entertainment, and personal use of corporate opportunities.

Pioneer recognizes that a conflict of interest could arise without the willful action of an individual. A Pioneer employee who senses involvement in a possible conflict of interest situation is required to disclose that matter to his or her supervisor (or, in the case of a director, to the Board of Directors or its authorized committee), making a full report of all pertinent facts and circumstances. Each situation will be judged on its merits considering the duties of the employee and the relative significance of the factors involved. To avoid a possible conflict of interest, Pioneer may propose to modify the duties (and, if advisable, the compensation) of an employee found to have a possible conflict of interest until such time as the possible conflict is resolved. Supervisors who receive such reports are specially charged with ensuring that all appropriate Pioneer personnel are aware of the possible conflict.

Outside Activities

Employment. Unless approved, no Pioneer employee may undertake employment with, or serve as a director or trustee of or a consultant to any organization that does business, seeks to do business or competes with Pioneer. Pioneer employees must disclose to their supervisor (or, in the case of a director, to the Board of Directors or its authorized committee) when an immediate family member (child, stepchild, parent, stepparent, spouse, sibling or in-law) is employed by, is a director or trustee of, or is a consultant to, any organization that does business, seeks to do business or competes with Pioneer. The Pioneer employee may not participate in any decisions that relate to that organization.

Service on Other Boards. Service as a director, trustee or similar position for a private for-profit entity requires approval. Service as a director, trustee or similar position for a publicly-traded entity is generally discouraged and requires the consent of the Board of Directors or its authorized committee. No review or approval is required for service on the board of a not-for-profit charitable, educational or community organization whose activities are unrelated to Pioneer's business or activities. Employees may serve as directors, trustees or in similar positions of affiliated companies and such service may be part of their normal work assignments. This section is not applicable to members of the Company's Board of Directors, whose service on other boards is governed by the Company's Corporate Governance Guidelines.
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Industry Activities. Pioneer employees participating in or taking positions with industry trade associations must receive the prior written approval of their supervisor. When acting on behalf of an industry or trade organization, Pioneer employees should take care to ensure that their actions are seen as those of the organization and not of Pioneer.

Investments

In order to preserve the loyalty of Pioneer's employees, the following investments require approval (or, if such an investment is made without willful action on the part of the employee, the investment shall be disclosed):

* Ownership, by an employee or any immediate family member, of any financial interest in any non-public enterprise that does business, seeks to do business or competes with Pioneer.

* Ownership, by an employee or immediate family member, of 2% or more of the outstanding shares of any publicly-traded entity that does business, seeks to do business or competes with Pioneer, or ownership of any lesser financial interest in a publicly-traded entity where the employee is in a position to influence decisions with respect to that entity and the investment is of a size or nature that tends to influence the employee's business decisions or compromise the employee's independent judgment.

* Ownership, by an employee or immediate family member, of a contractual or real property interest (including royalty, working interest, net profits interest, etc.) in any property owned or operated by Pioneer, other than an interest acquired through a Pioneer-sponsored program.

* Any other personal investment that has the effect of diluting the employee's loyalty to Pioneer.

Loans

Loans to, or guarantees of obligations of, directors, executive officers, or members of their families are specifically prohibited to the full extent required by applicable law or regulation or by the listing standards of the New York Stock Exchange. Pioneer employees may make loans with financial institutions with which Pioneer does business (or that seek to do business with Pioneer) only on arms-length terms available to similarly situated individuals in the general public. Pioneer employees may not otherwise make loans with, or accept guarantees of loans from, organizations that do business, seek to do business or compete with Pioneer.

Accepting Gifts and Entertainment

Neither Pioneer employees nor their immediate family members will solicit or accept gifts or entertainment or business courtesies of a size or nature that tends to influence the Pioneer employee's business decisions or compromise the Pioneer employee's independent judgment from organizations doing business, seeking to do business or competing with Pioneer. Nor will Pioneer employees or their immediate family members solicit or accept gifts, entertainment or business courtesies (1) where the full facts are concealed by the employee, (2) resulting in special or favored treatment for the donor, (3) creating or implying a business obligation, or (4) otherwise creating a conflict between the Pioneer employee's personal interests and the best interests of Pioneer. Under no circumstances may cash gifts be solicited or accepted.

Subject to the limitations above, Pioneer employees may accept customary business courtesies such as meals and refreshments for immediate consumption and entertainment, and routine promotional
                                                                              12
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gifts and other items having a value that would not tend to influence business decisions or compromise the employee's independent judgment. Employees should take care that the frequency and value of these courtesies do not imply a business obligation or otherwise create a conflict of interest.

To avoid the appearance that the giving of gifts to Pioneer employees or their immediate family members is the way to obtain or maintain Pioneer business, Pioneer will require disclosure of gifts or entertainment of a size or nature that could be seen as capable of influencing business decisions or compromising independent judgment. Examples of such gifts or entertainment include:

*  Discounts outside the ordinary course of the grantor's business

*  Golf, hunting or fishing trips or outings

*  Tickets to performances or sporting events

*  Services, sponsorships or contributions

* Any gift, entertainment, sponsorship or contribution solicited by the employee

*  Any other special or unusual favors or considerations

Pioneer employees should familiarize themselves with all other Company policies and procedures regarding the acceptance and disclosure of gifts.

Pioneer employees and their immediate family members should consider seeking approval prior to soliciting or accepting any gifts, entertainment, sponsorships or contributions from organizations doing business, seeking to do business or competing with Pioneer, since a determination after solicitation or acceptance that the action violates this Code would subject the employee to discipline.


Corporate Opportunities

Pioneer employees must not make use of business opportunities discovered or learned through the use of Pioneer property, information or the employee's position at Pioneer for personal gain or for the benefit of an immediate family member, except under the limited circumstances described below. Pioneer expects every employee to work to promote the business and legitimate interests of the Company. No Pioneer employee may take personal advantage of a business opportunity learned through the use of Pioneer property, information or the employee's position at Pioneer unless such opportunity has been rejected in writing by the Company and the employee would not be prohibited from taking advantage of the opportunity by this Code or any other Company policy. The Company's rejection must be received from the Management Committee (or, if a Management Committee member or a director wishes to take advantage of the opportunity, from the Board of Directors or its authorized committee).
                                                                              13
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                                   Quick Study

* Avoid any conflict between your personal interests and the interests of the Company.

* Obtain approval prior to serving as an employee, director, trustee or consultant of any organization that does business, seeks to do business or competes with Pioneer. Disclose to your supervisor when an immediate family member has such a position.

* Do not serve as a director, trustee or similar position with any other public or private for-profit entity without approval.

* Obtain your supervisor's approval prior to participating in or taking a position with an industry trade association.

* Obtain approval (or provide disclosure, as required) of personal investments by you or immediate family members that have the effect of diluting your loyalty to Pioneer, including:

   o Ownership of any financial interest in a non-public enterprise that does business, seeks to do business or competes with Pioneer;

   o Ownership of 2% or more of the outstanding shares of a public entity that does business, seeks to do business or competes with Pioneer, or ownership of any lesser financial interest in a public entity where the investment is of a size or nature that tends to influence the employee's business decisions;

   o Ownership of an interest in any real property owned or operated by Pioneer, other than an interest acquired through a Pioneer-sponsored program.

* Loans with financial institutions with which Pioneer does business (or that seek to do business with Pioneer) must be on arms-length terms. Do not otherwise make loans with or accept guarantees of loans from organizations that do business, seek to do business or compete with Pioneer.

* Do not solicit or accept gifts of a size or nature that tends to influence your business decisions or compromise your independent judgment from any organization that does business, seeks to do business or competes with Pioneer.

* Disclose gifts or entertainment of a size or nature that could be seen as capable of influencing business decisions, such as golf, hunting or fishing trips or outings; gifts, entertainment, sponsorships or contributions solicited from others by you; tickets to performance or sporting events; services, sponsorships or contributions; or other special or unusual favors or considerations.

* Do not take personal advantage of opportunities discovered or learned through the use of Pioneer property, information or position, unless rejected by Pioneer.
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Confidentiality of Pioneer Information

Pioneer employees must protect from unauthorized disclosure all confidential information disclosed to them by or on behalf of the Company or otherwise acquired during the course of employment. This includes information disclosed by Pioneer's customers, partners, vendors and agents. Pioneer has invested significant resources in the development of business plans and processes that give it a competitive advantage in the market. The investment in these assets must be protected. Pioneer employees must comply with all Company security procedures related to its information assets and systems.

Consistent with Pioneer's privacy policies, Pioneer employees should be given access to employee personal data and personal information only on a "need to know" basis, and employees with such access must limit their use of the information to the business purpose for which they were given access.

In addition, Pioneer has an obligation to protect the confidential information given to the Company by others. Pioneer employees given access to such information must limit their use of that information to the purpose for which they were given access.

The obligation to preserve confidential, proprietary or privileged Pioneer information continues even after the employment or contractual relationship with Pioneer ends.

Protection of Company Assets

Pioneer expects its employees to comply with all Company security procedures for protecting Company assets and to use them for business purposes. Pioneer expends considerable resources to develop and maintain assets used in its business. Pioneer equipment and supplies are not acquired or maintained for personal use by employees.

All Pioneer employees must protect Pioneer assets and ensure their efficient use. Waste, carelessness and theft all have a direct impact on Pioneer's profitability.

Pioneer employees must use the Company's assets, especially personal electronic devices such as computers, PDAs and mobile phones, and electronic information or access, in a manner consistent with the legitimate business interests of the Company and Company policies. Any incidental personal use should be limited and must not interfere with the Company's operations. Employees should not have any expectation of privacy when using Company assets.

Protecting Pioneer's assets includes the obligation to ensure that, in dealing with vendors, Pioneer gets the value for which it paid. Employees should remain vigilant that invoices are accurate and materials and services meet the required specifications.

Records Creation

Pioneer employees must prepare records accurately, completely and on time. All funds, assets, receipts and disbursements of the Company must be properly recorded on the books of the Company. In particular:

* No accounts will be established or maintained for purposes that are not fully, fairly and accurately reflected on Pioneer's books and records.

* No funds or other assets will be received or disbursed without being fully, fairly and accurately reflected on Pioneer's books and records.

* No false, fictitious or intentionally misleading entries will be made on Pioneer's books or records, and no false or misleading reports pertaining to Pioneer or its operations shall be prepared or distributed.

The falsification or alteration of a Company record to impede an investigation, audit or lawsuit may result in significant criminal penalties for the individual involved and Pioneer.

Any Pioneer employee who is asked, encouraged or coerced into preparing an inaccurate record must immediately report that fact utilizing one of the avenues listed in the "Getting Help" section of this Code.

Records Management

Every Pioneer employee is expected to be familiar with the requirements of Pioneer's information management policies. Any employee with a question about whether a Pioneer record must be retained or may be disposed of should contact the Records Management Department.

The disposal or alteration of a Company record to impede an investigation, audit or lawsuit may result in significant criminal penalties for the individual involved and Pioneer. Any Pioneer employee who is asked, encouraged or coerced into destroying a Company record for these purposes must immediately report that fact to the Legal Department or the Compliance Line.

Cooperation with Company Investigations

Each Pioneer employee has a duty to assist the Company in investigating possible violations of this Code or Company policy. Intentionally misleading a Company investigation is a serious matter most likely to result in termination; in some instances, it may be illegal and could result in criminal penalties.

Cooperation with Auditors

Pioneer employees and persons acting under their direction must never directly or indirectly take action to fraudulently influence, coerce, manipulate or mislead any independent or external accountant engaged in the performance of an audit or review of financial statements. The Compliance Line (1-800-750-4972 in the United States and collect at +1-704-973-0365 outside the United States) is available to make reports regarding accounting, internal accounting controls or auditing matters or for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

================================================================================
                                   Quick Study

* Protect confidential information acquired from the Company or others from unauthorized disclosure.

* Comply with all Company security procedures related to its information assets and systems.

* Give access to employee personal data and personal information only on a "need to know" basis.

* Personal use of Pioneer assets, especially personal electronic devices, should be limited and must not interfere with the Company's operations.

*  Comply with Company security procedures for protecting Company assets.

*  Properly record funds, assets, receipts and disbursements of the Company.

* Report attempts to falsify Company records to the Legal Department or the Compliance Line.

* If you are unsure, ask the Records Management Department before you dispose of a Company record.

* Any request to dispose of or alter Company records to impede an investigation, audit or lawsuit should be reported to the Legal Department or the Compliance Line.

*  Assist the Company with investigations.

* Report concerns about accounting, internal accounting controls or auditing matters to the Compliance Line.
================================================================================


                        Pioneer's Relationship to Others

The Environment

Pioneer is dedicated to a healthy environment. The Company will comply with the environmental laws and policies of the communities where it does business and will make environmental issues and concerns a key part of its business decisions and actions.

Pioneer employees are expected at a minimum to learn and follow the environmental laws that govern at their work sites. Over and above these minimum standards, Pioneer employees should take care to minimize, to the extent reasonable in the circumstances, the impact of operations on the environment.

Pioneer employees are also expected to learn and follow the procedures and safety standards for handling, disposing and transporting hazardous materials. To the full extent required by law, regulation or facility procedure, Pioneer employees must respond to and report spills or releases and take appropriate remediation measures to minimize the impact on the environment.

Public and Securities Markets; Preservation of Pioneer's Reputation

Insider Trading. Pioneer employees in possession of material, non-public information regarding any company are prohibited from:

* trading in that company's stock while in possession of that inside information;

* using the inside information for their own advantage or the advantage of others; or

*  "tipping" others who may buy or sell securities using the inside information.

The consequences for anyone accused of insider trading are severe. The mere occurrence of an investigation for insider trading can destroy an employee's reputation and effectively end a career with public companies. A conviction or civil action can result in ruinous criminal or civil penalties.

Authorized Public Disclosure. Pioneer employees responsible for preparing disclosures in financial reports and documents that the Company submits to the United States Securities and Exchange Commission and in other public communications are specially charged to ensure those disclosures and reports are full, fair, accurate, timely and understandable. Any Pioneer employee who learns that information in a disclosure or filing was untrue or misleading at the time of the disclosure or filing or who becomes aware of information that may affect future disclosures or filings should notify a member of the Pioneer Management Committee or the Pioneer Disclosure Committee or call the Compliance Line.

In order to ensure that there are no inadvertent disclosures that would cause the Company to be in violation of its obligations, only executive officers and employees authorized to do so by the Corporate Communications Department, the Investor Relations Department or a member of the Management Committee may make public statements on behalf of Pioneer. Requests made of any Pioneer employee for information about the business results of the Company should be referred to the Investor Relations Department.

Unauthorized Corporate Communications. Pioneer employees speaking to friends or associates, or in a public setting, need to bear in mind that their statements may be seen as those of the Company. Written statements, emails, web postings and blogs in the public realm may be associated with the Company. Employees should be sure it is clear that they are expressing their own views and not those of the Company.

Fair Dealing

No employee should take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other technique or practice that would constitute unfair dealing. Employees should take care to understand and observe Pioneer's contractual commitments.

Competitors and the Oil and Gas Market

Pioneer is committed to a marketplace of vigorous and fair competition for suppliers and customers. Pioneer recognizes that violation of U.S. or foreign competition laws is a serious matter and could place the Company or its employees at risk of substantial criminal penalties. Pioneer employees must avoid actions that undermine full and fair competition. Pioneer employees will not:

*  disparage competitors;

* misrepresent the attributes of Pioneer products or services or the products or services of competitors;

*  condition purchases or sales on reciprocal dealing;

*  agree with its competitors on the terms of any bids or other prices;

*  divide or allocate markets or customers; or

*  agree with others to boycott other economic entities.

Employees should be especially mindful of these restrictions in connection with participation in trade associations and in other situations in which employees are interacting directly with the Company's competitors.

Commercial Kickbacks

No Pioneer funds or assets may be paid, loaned or otherwise disbursed as kickbacks or other payments designed to influence or compromise the conduct of the recipient. No Pioneer employee may accept any funds (other than compensation from Pioneer) or other assets for assisting or obtaining business or securing special concessions from Pioneer or any other person or entity. Pioneer insists its employees conduct its business based on arms-length relationships. Among others, the following conduct is expressly prohibited:

* Payment or receipt of money, gifts, loans or other courtesies that, with respect to Pioneer, may tend to influence business decisions or compromise independent judgment.

* Payment or receipt of rebates or kickbacks for obtaining business for or from Pioneer.

Pioneer may, consistent with its policies, the law and applicable regulation, pay normal and reasonable commissions to agents, take normal and commercially available prompt payment discounts, or give or receive gifts or services that are consistent with customary social amenities and that do not tend to compromise the independent conduct of the recipient.

Pioneer may, consistent with its policies, the law and applicable regulation, entertain customers or other third parties with whom Pioneer deals in a manner consistent with customary business practices. Customary business practices do not include entertainment that would compromise impartiality or raise questions about Pioneer's intentions or integrity. Pioneer employees are expected to comply with any known restrictions on gifts or entertainment imposed by the recipient's employer.

Any Pioneer employee who is solicited to make or accept a kickback or other payment must immediately disclose the solicitation to his or her supervisor. Supervisors notified of such solicitations have a special responsibility to inform superiors and Pioneer's Global Security or Legal Department and to seek their advice on the appropriate resolution of the solicitation.

Trade Secrets of Others

Pioneer employees must not improperly use or disclose any privileged, confidential or proprietary information, intellectual property or trade secrets of any former or concurrent employers or any other person.. Pioneer employees must never request or encourage anyone to divulge the privileged, proprietary or confidential information of their current or prior employers or any other person.

Pioneer employees must collect information regarding the market or competitors using only legitimate resources. Pioneer employees may never use methods that are illegal or are contrary to the high standards of integrity expected of them or that could cause embarrassment to Pioneer.

Intellectual Property of Others

Pioneer must fully comply with the terms of licensing agreements and laws (in the United States and abroad) protecting copyrighted materials. Unauthorized copying or transmission of copyrighted material is illegal. Employees must not reproduce or transmit copyrighted material (including, but not limited to, written material, artwork, photographs and software) without authorization or license. The Company maintains licenses to make print and digital copies of certain publications for internal use. Pioneer employees should contact the Legal Department to inquire as to whether these licenses cover the intended action.

================================================================================
                                  Quick Study:

*  Learn and follow the environmental laws that govern at your work site.

* Respond to and report spills or releases and take appropriate remediation measures to the full extent required by law.

* Do not trade in any company's stock while in possession of inside information regarding that company.

* Notify a member of the Pioneer Management Committee or the Pioneer Disclosure Committee or call the Compliance Line about untrue or misleading information in Pioneer public disclosures.

* Do not make public statements on behalf of Pioneer unless authorized to do so.

* Refer requests for information about business results to the Investor Relations Department.

* Use care when speaking to friends or associates about the Company's business or positions on matters of public concern.

* Do not take advantage of anyone through any practice that would constitute unfair dealing.

*  Avoid actions that undermine full and fair competition.

* Do not pay, loan or otherwise use Company funds or assets as kickbacks or other payments designed to influence or compromise the conduct of the recipient.

* Notify your supervisor if anyone offers or solicits a kickback or other payment.

* Do not accept any funds (other than compensation from Pioneer) for getting business or special concessions.

* Entertain customers or other third parties consistent with customary business practices. Comply with any known restrictions on gifts or entertainment imposed by the recipient's employer.

* Never request or encourage anyone to divulge the privileged, proprietary or confidential information of current or prior employers or any other person.

* Collect information regarding the market or competitors using only legitimate resources.

* Do not reproduce or transmit copyrighted material (including, but not limited to, written material, artwork, photographs and software) without authorization or license.
================================================================================

U.S. Government and Elected Officials

Pioneer's successful operations depend, to a great degree, on the Company's ability to build relationships with government officials and employees based on honesty and integrity.

Political Contributions. No Pioneer funds may be used for political contributions in the United States. Pioneer employees who participate in political campaigns must be careful to ensure that their activities do not cause Pioneer to be deemed to have made an illegal contribution of

Company funds, or an illegal in-kind contribution through the use of Company property or services, or the use of Company employee work time.

Pioneer funds will not be used to buy tickets to special political dinners or political fundraising events.

Pioneer employees will not solicit political contributions by or through suppliers, customers or agents.

Personal political contributions to political parties, political action committees or candidates are a matter of individual decision. No Pioneer employee may represent that a personal political contribution is being made on behalf of the Company.

No Pioneer employee may seek reimbursement, direct or indirect, from Pioneer for any political contribution or purchase of a ticket to a political dinner or political fundraising event.

Sponsorship by the Company of political action committees will be undertaken in full compliance with applicable laws. Participation in any political action committee sponsored by Pioneer is voluntary, and Pioneer will not favor or disadvantage any employee by reason of the amount of his or her contribution or decision not to contribute.

Foreign Governments and Elected Officials

Pioneer is committed to complying with the laws governing its foreign operations.

Bribery of Government Officials. Pioneer employees are required to comply strictly with the U.S. Foreign Corrupt Practices Act and the similar laws of other countries that prohibit the bribery of government officials.

These laws prohibit Pioneer employees from offering, promising, paying or giving money, gifts or anything with value: (i) to a government official in order to influence him or her to act or not act or to direct business to Pioneer, or (ii) to any person if the employee knows or is aware of a likelihood that all or any part of the money, gift or thing with value will be used to influence a government official.

"Government official" includes all government employees, ministers, members of the legislature, armed forces personnel, employees, managers and directors of government agencies and state-owned companies (including state oil companies), political parties, party officials, candidates for political office, and officials of public international organizations.

No Pioneer funds may be used for political contributions in any foreign country unless approved by the Board of Directors or its authorized committee or by a member of the Management Committee. Pioneer employees who participate in foreign political campaigns must be careful to ensure that their activities comply with Pioneer's policies and do not cause Pioneer to be deemed to have made an illegal contribution of Company funds, or an illegal in-kind contribution through the use of Company property or services, or the use of Company employee work time. A Pioneer employee must request approval from the Legal Department prior to making any political contribution in a country in which the employee is not permitted to vote.

Pioneer employees must notify the Legal Department if (1) they are informed by any person that making a payment or gift would assist Pioneer's efforts in doing business or (2) they learn of the possibility that a payment or gift was made to a government official to assist Pioneer's efforts in doing business.

Some statutes may, in limited circumstances, allow for certain small "facilitating" payments for routine governmental actions normally performed by low-ranking officials engaged in ministerial duties. Pioneer employees must obtain the approval of the Legal Department before making any such payment, unless the payment is made in the context of an imminent threat to the health, safety or welfare of a Pioneer employee, a member of his or her family, or a co-worker. Any payment that is made under these circumstances must be reported as soon as practicable to the Legal Department and must be properly recorded on Pioneer's books and records.

The U.S. Foreign Corrupt Practices Act also requires Pioneer to maintain a system of internal controls and keep adequate books and records to ensure that cash and other assets are used for bona fide business purposes and are transferred only in accordance with established Pioneer policies.

The Company has adopted procedures to support compliance with the U.S. Foreign Corrupt Practices Act, which require, among other things, that specified due diligence be performed with respect to certain partners, agents and vendors. Pioneer employees should take care to understand their obligations under these procedures and should contact the Legal Department with any questions as to compliance with the Act.

Export Controls. Pioneer employees must comply with U.S. export control laws that prohibit the export, re-export or transfer of certain goods, software or technology to foreign countries and foreign nationals.

U.S. export laws require that export licenses be obtained from the U.S. government in advance of exporting, re-exporting (shipping or transmitting from one foreign country to another foreign country) or transferring certain goods, software (including software with encryption capabilities) and technology (including technical information) to foreign countries or foreign nationals. In addition to the physical transfer or shipment of items, the law also covers the "release" of technology to a foreign national, even inside the United States. The "release" of technology can occur when foreign nationals visit Pioneer facilities, engage with Pioneer employees in technical discussions or email correspondence, or are parties with Pioneer in technical study and other arrangements. The law even applies to foreign nationals who are employees and representatives of, or consultants to, Pioneer in the U.S. and abroad.

Because an analysis of license requirements can be complex, employees should contact the Legal Department before agreeing to export, transfer or release sensitive goods or any software or technology to a foreign country or foreign national.

U.S. Anti-boycott Law. No Pioneer employee will act in furtherance of any boycott of any country, business or person that is prohibited by U.S. law. Pioneer employees must report promptly to the Legal Department any received request or instruction to act in furtherance of a boycott, or any inquiry as to whether or not Pioneer already participates in such a boycott. Employees should contact the Legal Department if they are unsure about the requirements of U.S. anti-boycott law.

U.S. Sanctions / Prohibited Parties. All Pioneer employees must comply with U.S. laws that prohibit business and dealings with sanctioned countries and blocked companies and individuals.

The U.S. maintains comprehensive, country-based sanctions against certain countries from time to time. These comprehensive sanctions generally prohibit all business and dealings with sanctioned countries and citizens of sanctioned countries.

In addition, the U.S. government maintains the "Specially Designated Nationals and Blocked Persons List," which identifies individuals and companies with whom Pioneer is prohibited from conducting business. This List includes many individuals and companies that are located outside of sanctioned countries, including some located in the U.S.

Pioneer employees who have questions about the applicability of U.S. sanctions should contact the Legal Department.

Cooperation in Government Investigations

Pioneer and its employees will cooperate whenever possible in governmental investigations and will comply with valid and reasonable governmental requests and demands for information. If government investigators want to inspect Company premises, do not attempt to bar their entry into Company facilities. Immediately contact the Legal Department or the Global Security Department, and maintain a respectful demeanor without interfering with the investigators. Defer questions to the highest ranking Company representative working at the facility or to the Legal Department.

If contacted at home, you are free to speak or not speak with the government investigator at that time or at some other time. You should strongly consider whether you want a lawyer with you during any questioning and whether you want to put off any questioning until you have consulted a lawyer. If you are contacted at home, notify the Legal Department or the Global Security Department at the earliest opportunity.

================================================================================
                                  Quick Study:

* No Pioneer funds may be used for political contributions in the United States or, without approval, in any foreign country.

* Be careful your political activities do not cause Pioneer to be deemed to have made an illegal contribution of Company funds, or an illegal in-kind contribution through the use of Company property or services, or the use of Company employee work time.

* Do not solicit political contributions by or through Pioneer suppliers, customers or agents.

* Do not represent that a personal political contribution is being made on behalf of the Company.

* Do not seek reimbursement, direct or indirect, from Pioneer for any political contribution or purchase of a ticket to a political dinner or political fundraising event.

* Do not offer, promise or pay, directly or indirectly, bribes, gifts, gratuities, commissions, or the like to government officials (or for their benefit) to obtain favorable treatment for Pioneer.

* Notify the Legal Department if informed by any person that making a payment or gift would assist Pioneer's efforts in doing business.

* Obtain Legal Department approval before making any "facilitating" payment, unless doing so is not possible due to an imminent threat to health, safety or welfare.

* Seek the advice of the Legal Department before agreeing to an export of sensitive goods or the transfer of technology.

* Notify the Legal Department immediately if you are asked to participate in a boycott of any country or person or provide information in furtherance of a boycott.

*  Contact the Legal Department or the Global Security Department if
   government inspectors want to enter a Company facility, but do not attempt to bar their entry.
================================================================================

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